UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 18, 2021

TERADATA CORPORATION

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33458	75-3236470
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

17095 Via Del Campo San Diego, California	92127
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number including area code: (866) 548-8348

N/A

(Former Name or Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbols	Name of Each Exchange on which Registered
Common Stock, $0.01 par value	TDC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Election of Claire Bramley as Chief Financial Officer

On June 8, 2021, Teradata Corporation (the “Company” or “Teradata”) issued a press release (the “Press Release”) announcing that Teradata’s Board of Directors elected Claire Bramley as Chief Financial Officer and principal accounting officer (“CFO”) of the Company, effective June 14, 2021.

Ms. Bramley, age 44, most recently served as the Global Controller of HP Inc. (“HP”) from December 2018 until June 2021. From June 2015 to December 2018, she served as HP’s Regional Head of Finance for its Europe, Middle East and Africa region. From January 2013 to May 2015, Ms. Fullard served as Vice President, Corporate Financial Planning and Analysis at HP.

In connection with her election as CFO of the Company, on May 18, 2021, Teradata entered into an offer letter with Ms. Bramley (the “Offer Letter”). The Offer Letter provides that Ms. Bramley will receive an initial annual base salary of $500,000, a target annual incentive bonus opportunity equal to 80% of her base salary under the Company’s management incentive plan (pro-rated for 2021), and will be eligible to participate in the other benefit plans generally made available to the Company’s senior executives, including the Company’s Executive Severance Plan (“ESP”) and change in control severance plan.

The Offer Letter also provides that Ms. Bramley will be paid a cash signing bonus of $500,000, which is subject to a repayment obligation of $250,000 of such amount (net of taxes) if Ms. Bramley’s employment is terminated with cause or she resigns for any reason other than good reason during her first year of employment, and $125,000 of such amount (net of taxes) if Ms. Bramley’s employment is terminated with cause or she resigns for any reason other than good reason during her second year of employment. She will also receive a travel allowance of $7,500 per month.

In addition, the Offer Letter provides that, on or about June 15, 2021, and subject to her commencing employment with the Company, Ms. Bramley will receive the following equity awards: (i) a new hire grant of service-based restricted share units (“RSUs”), with a target value equal to $3,500,000, which shall vest as follows: 50% in December 2021, 30% on the first anniversary of the date of grant, and 20% on the second anniversary of the date of grant, in each case subject to continued employment; (ii) an annual grant of service-based RSUs under Teradata’s 2021 long-term equity program with a target value of $1,000,000, which shall vest in equal annual installments on the first, second and third anniversaries of the grant date, in each case subject to continued employment; and (iii) an annual grant of performance-based RSUs under Teradata’s 2021 long-term equity program with a target value of $1,500,000, subject to a three-year performance period commencing January 1, 2021 and achievement of the same performance goals applicable to other senior executives of Teradata.

With respect to Ms. Bramley’s participation in the ESP, the Offer Letter provides that Ms. Bramley will participate as a Level I participant under the terms and conditions of the ESP, amended as follows: upon a qualified termination under the ESP, she is entitled to enhanced vesting of any outstanding but unvested service-based RSUs (but not performance-based RSUs), such that she will be treated as having attained age 55 at the time of termination for purposes of determining the vesting of those service-based awards.

Ms. Bramley will be subject to the Company’s stock ownership guidelines applicable to the chief financial officer position. She also will be entitled to standard indemnification and insurance coverage available to the Company’s other executive officers.

There are no arrangements or understandings between Ms. Bramley and any other person pursuant to which she was elected as CFO, and there are no family relationships between Ms. Bramley and any of the Company’s directors or executive officers. There are no transactions to which the Company is a party and in which Ms. Bramley has a direct or indirect material interest that would be required to be disclosed under Item 404(a) of Regulation S-K.

Departure of Mark Culhane as Chief Financial Officer

On June 8, 2021, the Company also announced in the Press Release that, effective as of June 13, 2021, Mark Culhane will no longer serve as the Company’s Chief Financial Officer and principal accounting officer, and his last day of employment will be June 30, 2021. Mr. Culhane’s departure from the Company is not due to any disagreement with Teradata or any matters relating to the Company’s operations, financial statements, internal controls, auditors, policies or practices.

Upon his departure from the Company, Mr. Culhane is eligible to receive severance and other benefits as a Level I participant of the ESP upon the terms, and subject to the conditions, of the ESP, including, without limitation, execution and delivery of a release agreement. In addition, under the terms of Mr. Culhane’s special retention award consisting of service-based RSUs granted on March 1, 2020, the unvested RSUs under such award that are outstanding as of the date of his departure from the Company shall vest in full.

A copy of the Press Release is attached hereto as Exhibit 99.1 and hereby incorporated by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

The following exhibits are attached with this Current Report on Form 8-K:

Exhibit No.	Description

99.1	Press Release dated June 8, 2021.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Teradata Corporation

By:	/s/ Margaret A. Treese
Margaret A. Treese
Chief Legal Officer and Secretary

Dated: June 8, 2021